Ashland Partners & Company LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Behavioral Fund(s) Prospectus dated in December 2018 in regard to our verification of Fuller & Thaler Asset Management, Inc.’s compliance with the Global Investment Performance Standards (GIPS®).

Carrie Zippi, CPA Managing Partner

Ashland Partners & Company LLP 3512 Excel Dr, Suite 103 Medford, OR 97504 December 3, 2018

www.ashlandpartners.com
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